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                             BRITE VOICE SYSTEMS, INC.
                                    SUBSIDIARIES
                                    EXHIBIT 22.1


Brite Voice Systems Group, Limited
Brite Court, Park Road
Gatley, Cheadle, Cheshire  SK8 4HZ
UNITED KINGDOM

Brite Voice Systems Group, GmbH
Bleichstrasse 1-3
65183 Wiesbaden
GERMANY

Brite Holding AG
c/o Societe Fiduciaire Visura SA
Rue St-Martin 9
CH-1002, Lausanne
SWITZERLAND

Brite Voice Systems AG
Industriestrasse 12
CH-8305 Dietlikon
SWITZERLAND

Brite Voice Systems S.p.A.
Via Flaminia 173
Roma 00196
ITALY

Brite Leasing, Inc.
7309 E. 21st Street North
Wichita, KS  67206
USA

Brite Voice Systems Pte Ltd.
47-A, Kreta Ayer Road
SINGAPORE 089006

Brite Voice Systems S.A. (Pty) Ltd.
6 Sandown Manor
Stella Street
Sandown 2146
SOUTH AFRICA

BVSI, Inc.
c/o Griffin Corporate Services, Inc.
900 Market Street, Ste. 200
Wilmington, Delaware  19801